EXHIBIT 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made this 30th day of March, 2006 by and between R. G. BARRY CORPORATION, an Ohio corporation having its principal place of business located at 13405 Yarmouth Road, N.W., Pickerington, Ohio 43147 (the “Company”), and THOMAS M. VON LEHMAN, an individual having an address of 223 Fourth Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222 (the “Executive”).
WITNESSETH:
     WHEREAS, the Company and the Executive are parties to an Executive Employment Contract dated February 24, 2005 (the “Employment Contract”);
     WHEREAS, by its terms the Employment Contract will expire on March 31, 2006; and
     WHEREAS, the Company and the Executive desire to enter into this Agreement to provide for the Executive’s employment with the Company beyond the term of the Employment Contract and on the other terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties expressed in this Agreement and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows, each intending to be legally bound hereby:
     1. Supercession of Employment Contract; Complete Agreement. This Agreement supersedes and preempts all prior oral or written agreements, understandings, arrangements and discussions by and between the Company and the Executive with respect to the employment of the Executive with and by the Company and the other matters contained herein, including the Employment Contract, and this Agreement contains the complete agreement and sole and entire understanding between the Company and the Executive with respect to the subject matter hereof.
     2. Term. The term of this Agreement (the “Term”) will begin on April 1, 2006, and will end on September 30, 2006, at which time this Agreement will automatically terminate. This Agreement will automatically terminate upon the death of the Executive.
     3. Continued Employment After Termination of Service as CEO. The Executive currently serves as the Chief Executive Officer (“CEO”) of the Company. The Executive acknowledges that the Company has hired Greg A. Tunney as the Company’s President and Chief Operating Officer with the understanding that Mr. Tunney will succeed the Executive as CEO. The Executive agrees that he serves as the CEO at the pleasure of the Board of Directors and will vacate such position immediately upon the request of the Board. After the Executive has stepped down from his position as CEO, he will remain an employee of the Company through the end of the Term. From the time he ceases to be the CEO until the end of the Term, the Executive agrees to make himself available upon the request of the Board of Directors or Mr. Tunney to handle special projects. Once he ceases to be CEO, the Executive shall not be required to maintain an office in Columbus, Ohio; however, he agrees to visit Columbus upon the reasonable request of Mr. Tunney.

     4. Compensation. Through the end of the Term, the Executive shall continue to receive a monthly salary of $37,500, paid in accordance with the Company’s payroll practices. The Executive shall also be entitled to customary benefits provided by the Company to its executives, such as health insurance, through the end of the Term but acknowledges and agrees that he shall not participate in any of the Company’s pension or supplemental retirement plans or the Company’s long-term incentive plan. Any amounts paid to the Executive hereunder shall be subject to withholdings for federal, state and local taxes.
     5. Transaction Success Fee. The following provisions, which are contained in the Employment Contract, shall remain in full force and effect:
     In the event of a sale, merger, consolidation or any other business combination, in one or a series of related transactions, involving all or a substantial amount of the business, securities or assets (including related real estate assets) of the Company or any recapitalization of the Company or any spin-off, split-off or other extraordinary dividend of cash, securities or other assets to the equity holders of the Company (a “Sale Transaction”) that is consummated during the Transaction Period (as defined below), the Company shall pay to Executive a Sale Transaction Success Fee (as defined below). Notwithstanding anything to the contrary set forth herein, the Executive shall not be entitled to receive more than one Sale Transaction Success Fee.
     The Transaction Period shall begin on the date of this Agreement and end on March 31, 2008.
     The Sale Transaction Success Fee shall be one (1%) percent of the aggregate amount of consideration (“Sale Consideration") received or to be received by the Company and/or its shareholders (treating any shares issuable upon exercise of options, warrants or other rights of conversion as outstanding), plus the amount of any debt assumed, acquired, remaining outstanding, retired or defeased or preferred stock redeemed or remaining outstanding in connection with the Sale Transaction (the “Sale Transaction Success Fee”). Such consideration may include, but is not limited to, payments in cash, stock, real and personal property, warrants and options, fees, notes, debentures or other debt assumption or relief of any debt (including guarantees), earn-outs, royalties, the total amount of non-compete, employment, consulting and lease agreements or amendments thereto, and all other elements of value exchanged, or to be exchanged, in connection with the Sale Transaction.
     The Sale Transaction Success Fee shall be payable in cash at consummation of a Sale Transaction. For purposes of this Agreement, a Sale Transaction shall be deemed to have been consummated upon the earliest of any of the following events to occur: (a) the acquisition of a majority of the equity securities of the Company calculated on a fully-diluted basis; (b) a merger or consolidation of the Company or any affiliate of the Company with another person; (c) the acquisition by another person of assets of the Company representing a majority of the Company’s book value; or (d) in the case of any other Sale Transaction, the closing thereof.
     In the event that the consideration received in a Sale Transaction is paid in whole or in part in the form of securities or other assets, the value of such securities or other assets, for purposes of calculating the Sale Transaction Success Fee, shall be the fair market value thereof, as the parties hereto shall mutually agree, on the day prior to the consummation of the Sale Transaction; provided, however, that if such consideration includes securities with an existing public trading market, the value thereof shall be determined by the last sales price for such securities on the last trading day thereof prior to such consummation. In the event that all or some portion of the Sale Consideration is related to the future earnings or operations of the Company, the portion of the Sale Transaction Success Fee relating thereto shall be calculated and shall be paid at the time the Sale Transaction is consummated (as determined by the preceding paragraph) based upon the estimated net present value thereof.

     This Section 5 shall survive any termination of this Agreement until March 31, 2008, at which time it will terminate and expire.
     6. Director Compensation. Nothing is this Agreement affects the Executive’s status as a director of the Company. After the end of the Term, the Executive shall be entitled to receive director fees and any other compensation paid or granted to non-employee directors of the Company for his service as a director of the Company. Further, after the end of the Term, the Company will grant to Mr. Von Lehman restricted stock units or other equity based awards in the same amount and on the same terms as those expected to be granted to the Company’s non-employee directors in 2006.
     7. Annual Incentive Plan Participation. For the 2006 fiscal year, the Executive shall have the opportunity to receive a bonus under the Company’s 2006 Annual Incentive Plan (“AIP”) of 7/12 the amount of bonus he would have received under the AIP had he remained CEO through the end of 2006. This bonus, if any, will be paid in 2007 at the time when bonuses, if earned, are paid to the other participants in the AIP. The specific amounts of potential bonuses shall be set forth on a bonus matrix to be agreed upon by the parties.
     8. Confidentiality; Non-Competition; Etc.
     (a) Confidentiality. The Executive acknowledges that the services which he has provided and will be providing to and for the Company or its affiliates have given and will give him access to, and the Executive hereby agrees to hold in a fiduciary capacity for the benefit of the Company, any and all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which he shall have been obtained during the course of his employment with the Company and which is not in the public knowledge (other than by acts of the Executive or his representative in violation of this Agreement). After the expiration of this Agreement and the employment of the Executive hereunder, the Executive shall not, without the prior written consent of the Company, or unless required to do so by order of a court, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.
     (b) Non-Solicitation. Beginning on the date of this Agreement and continuing until March 31, 2008 (the “Restricted Period”), the Executive agrees that he will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (i) any managerial level employee of the Company or any of its subsidiaries or affiliates to leave such employment in order to accept employment with, or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee (provided, that the foregoing shall not be violated by general advertising not targeted at Company employees or by serving as a reference for an employee with regard to an entity with which the Executive is not affiliated), or (ii) any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services sold by the Company or any of its subsidiaries or other affiliates at any time during the Term from another person, firm, corporation or other entity or assist or aid any other person or entity in identifying or soliciting any such customer.
     (c) Non-Competition. During the Restricted Period, without the prior written consent of the Board of Directors of the Company, the Executive shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, that operates as a wholesaler of one or more product lines that are directly competitive to one or more of the product lines of the Company or any of its subsidiaries or other affiliates at any time during the Term. The geographic scope of the restriction set forth in the immediately preceding sentence shall include the United States and any other country in which the Company, including its subsidiaries, markets or sells such competing product line or lines. This section shall not prevent the Executive from owning not more than one percent (1%) of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business.
     (d) Equitable Relief and Other Remedies. The parties acknowledge and agree that the other party’s remedies at law for a breach or threatened breach of any of the provisions of this Section 8 would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.
     (e) Reasonableness; Reformation. The Executive acknowledges and agrees that the length of time of the Restricted Period and the geographic area of the restrictions in this section are reasonable. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.
     (f) Survival of Provisions. The obligations contained in this section shall survive the termination or expiration of this Agreement or Executive’s employment with the Company and shall be fully enforceable thereafter.
     9. Miscellaneous.
     (a) Headings. The use of headings, captions and numbers in this Agreement is solely for the convenience of identifying and indexing the various provisions in this Agreement and shall in no event be considered otherwise in construing or interpreting any provision in this Agreement.
     (b) Defined Terms. Capitalized terms used in this Agreement shall have the meanings ascribed to them at the point where first defined, irrespective of where their use occurs, with the same effect as if the definitions of such terms were set forth in full and at length every time such terms are used.
     (c) Severability. If any term, covenant, condition or provision of this Agreement, or the application thereof to any person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Agreement or the application of such term, covenant, condition or provision to any other person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each term, covenant, condition and provision hereof shall remain valid and enforceable to the fullest extent permitted by law.
     (d) Non-Waiver. Failure by any party to complain of any action, non-action or breach of any other party shall not constitute a waiver of any aggrieved party’s rights hereunder. Waiver by any party of any right arising from any breach of any other party shall not constitute a waiver of any other right arising from a subsequent breach of the same obligation or for any other default, past, present or future.
     (e) Rights Cumulative. All rights, remedies, powers and privileges conferred under this Agreement shall be cumulative and in addition to, but not restrictive of or in lieu of, those conferred by law.

     (f) Applicable Law. This Agreement shall be governed by, construed under and interpreted and enforced in accordance with the laws of the State of Ohio, without regard to such state’s principles of conflicts of laws.
     (g) Modification. This Agreement shall not be modified or amended except by an instrument in writing executed by or on behalf of the Company and the Executive.
     (h) Counterparts. This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument.
     (i) Counsel. Each party hereto warrants and represents that each party has been afforded the opportunity to be represented by counsel of its choice in connection with the execution of this Agreement and has had ample opportunity to read, review, and understand the provisions of this Agreement.
     (j) No Construction Against Preparer. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have prepared or imposed such provision.
     IN WITNESS WHEREOF, this Amendment has been duly executed on behalf of the Company and by the Executive on the date first above written.

EXECUTIVE:	COMPANY:

R. G. Barry Corporation

/s/ Thomas M. Von Lehman	By:	/s/ Greg A. Tunney

Thomas M. Von Lehman		Greg A. Tunney
President and Chief Operating Officer